Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-231513

PROSPECTUS SUPPLEMENT

(To Prospectus Dated MAY 15, 2019)

$6,000,000

Senior Secured Convertible Promissory Notes

Shares of Common Stock Issuable Upon Conversion or Repayment of the

Senior Secured Convertible Promissory Notes

One Stop Systems, Inc. (the “Company”, “we”, “us” or “our”) is offering pursuant to this prospectus supplement and the accompanying base prospectus, up to an aggregate of $6,000,000 in original principal amount of our Senior Secured Convertible Promissory Notes (each, a “Note,” and, collectively, the “Notes”) and the shares of our common stock underlying the Notes.

The Notes are being sold pursuant to the terms of a Securities Purchase Agreement dated on April 20, 2020 (which we refer to herein as the “Securities Purchase Agreement”), between us and each investor in connection with this offering. At the initial closing of this offering, we will issue $3,000,000 in aggregate principal amount of Notes to certain institutional investors. We can consummate additional closings of up to $3,000,000 in aggregate principal amount of Notes with such additional investors, subject to the prior satisfaction of certain closing conditions.

The Notes will be issued with a 10% original issue discount. The Notes shall not bear interest except upon the occurrence (and during the continuance) of an event of default. After the occurrence and during the continuance of an event of default, the notes will accrue interest at the rate of 18.0% per annum. Unless earlier converted or redeemed, the Notes will mature on the date that is the twenty-three (23) month anniversary of the last day of the month in which the closing with respect to the applicable Note occurs, subject to extension at the option of the holder in certain circumstances as provided in the Note. All amounts due under the Notes are convertible at any time, in whole or in part, at the option of the holders into shares of our common stock at an initial conversion price of $2.50 per share, which conversion price is subject to adjustment pursuant to the terms of the Notes. The conversion price is subject to customary adjustments upon an event of default or upon any stock dividend, stock split, stock combination, reclassification, or similar transaction that proportionately decreases or increases the price of our shares of common stock.

Commencing on July 25, 2020, and on the first trading day of the month for each month thereafter, and on the maturity date (each such date is referred to herein as an “Installment Date”), unless deferred or accelerated as described below, we are required to make monthly amortization payments equal to 1/22nd of the initial principal, any accrued and unpaid interest and late charges and any deferred or accelerated amount, of the note (referred to herein as the “Installment Amount”) which, at our option, may be satisfied in cash at redemption price equal to 105% of such Installment Amount (110% of such Installment Amount on Notes issued at additional closing). Alternatively, we may satisfy such Installment Amounts, subject to the satisfaction of certain equity conditions set forth in the Notes, in shares of our common stock or a combination of common stock and cash. Such installment conversion may be satisfied in our common stock at a conversion price equal to the lower of (i) the conversion price then in effect and (ii) the greater of (x) the floor price of $1.00, which is subject to adjustment as provided in the Note, and (y) the lower of (I) 82.5% the volume weighted average price of our common stock on the trading day immediately before the applicable Installment Date and (II) 82.5% of the average of the 3 lowest volume weighted average price in the 20 days prior to the Installment Date. Upon conversion or repayment, we will deliver shares of our common stock as described in this prospectus supplement.

We do not intend to apply to list the Notes on any securities exchange or to arrange for their quotation on any automated dealer quotation system. Our common stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “OSS”. On April 23, 2020, the closing price of our common stock was $1.38 per share.

We intend to use the net proceeds received from the sale of the Notes for working capital and general corporate purposes. We will not receive any additional proceeds if and when the Notes are converted into shares of our common stock.

We estimate the expenses of this offering will be approximately $390,000.

The aggregate market value of our outstanding common stock held by non-affiliates was approximately $24.5 million, which was calculated based on 9,523,309 shares of outstanding common stock held by non-affiliates as of February 29, 2020, and a price per share of $2.57, the closing price of our common stock on February 24, 2020. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to this registration statement with a value more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75.0 million. In the event that subsequent to the effective date of this registration statement, the aggregate market value of our outstanding common stock held by non-affiliates equals or exceeds $75.0 million, then the one-third limitation on sales shall not apply to additional sales made pursuant to this registration statement. We have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this registration statement.

Our business and an investment in our securities involve significant risks. These risks are described under the caption “Risk Factors ” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date on this prospectus supplement is April 24, 2020

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus, dated May 15, 2019, are part of a registration statement on Form S-3 (File No. 333-231513) that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under the shelf registration process, we may offer and sell from time to time in one or more offerings the securities described in the accompanying prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the securities we are offering and the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the securities offered by this prospectus supplement. Generally, when we refer to this “prospectus,” we are referring to both documents combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement. We urge you to carefully read this prospectus supplement and the accompanying prospectus and any related free writing prospectus, together with the information incorporated herein and therein by reference as described under the heading “Incorporation of Information by Reference,” before buying any of the securities being offered.

You should rely only on the information that we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any related free writing prospectus, or any sale of a security.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

As used in this prospectus supplement, the terms “we”, “us”, “our”, “Company”, “OSS” and “One Stop” refer to One Stop Systems, Inc., a Delaware corporation.

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

The industry and market data contained or incorporated by reference in this prospectus supplement are based either on our management’s own estimates or on independent industry publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness, as industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Accordingly, you should be aware that the industry and market data contained or incorporated by reference in this prospectus supplement, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained or incorporated by reference in this prospectus supplement concerning our industry in general or any segment thereof, including information regarding our general expectations and market opportunity, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and documents incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, cost savings, objectives of management, business strategies, debt financing, clinical trial timing and plans, the achievement of clinical and commercial milestones, the advancement of our technologies and our product candidates, and other statements that are not historical facts. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “might,” “should,” “will,” “could,” “plan,” “intend,” “project,” “seek” or similar expressions in this prospectus supplement, the accompanying prospectus, or in documents incorporated by reference into this prospectus supplement. We intend that such forward-looking statements be subject to the safe harbors created thereby.

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as well as those discussed in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of documents referred to or incorporated by reference, the date of those documents.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. It does not contain all the information you should consider before investing in our common stock. Before making an investment decision, you should read carefully this prospectus supplement and the accompanying prospectus, including, without limitation, the “Risk Factors” beginning on page S-12 of this prospectus supplement, and any other offering materials, together with the additional information described under the captions “Where You Can Find More Information” and “Incorporation of Information By Reference,” beginning on page S-32 of this prospectus supplement.

Our Company

One Stop Systems (OSS) designs, manufactures and markets specialized high-performance computing modules and systems targeting edge deployments. These specialized computers incorporate state-of-the art components and allow our customers to offer high-end computing capabilities (often embed within their equipment) to their target markets. Edge computing is when data is processed/analyzed on devices, that is, at the edge of the network, rather than in the cloud itself. Factors such as increase in load on the cloud infrastructure globally and rise in number of intelligent applications are the major factors driving the growth of the edge computing market. Our customer applications often require connection to a wide array of data sources and sensors, ultra-fast processing power and the ability to quickly access and store large and ever-growing data sets at their location not in the cloud. This equipment requires datacenter class performance optimized for deployment at the edge. We are uniquely positioned as a specialized provider for the high-end of this marketplace providing custom servers, data acquisition platforms, compute accelerators, solid-state storage arrays, system IO expansion systems as well as edge optimized industrial and panel PCs, tablets and handheld compute-devices. We deliver this high-end technology to our customers through the sale of equipment and embedded software.

Through our AI on the Fly ® initiative, we are delivering innovative specialized high-performance edge computing building blocks and platforms used by our customers to develop products for scientists, engineers, creators and other professionals. These professional mission critical applications capture and store data and quickly, securely, and cost effectively transform it into actionable intelligence at the edge.

High-performance computing applications are moving beyond the traditional academic and scientific realms to broad application across the spectrum of vertical markets. These applications include computationally intense areas like artificial intelligence (AI), deep learning, media and entertainment, test and measurement, medical imaging, genomics, cyber security, automotive, aerospace and defense. We are well positioned to leverage these market trends and capitalize on our unique core competencies in high speed system design and edge system optimization. We have a proven track record of delivering first-to-market advanced technologies and have continued to do so with next generation PCI Express (PCIe) based input/output expansion systems, compute acceleration systems and high-performance flash array storage systems. PCIe offers the highest performance and lowest latency which is critical for our target applications. Edge optimizations include rugged chassis design with light-weight removable high-capacity canisters. These products fit solidly into the emerging markets for specialized high-performance computing at the edge.

The more data input, GPU compute acceleration and flash-based storage resources available to a server, the faster it can acquire, process, store, and retrieve data. In cases where the amount of these resources does not fit within the constraints of a conventional server, PCIe is used to disaggregate the resources into a multi-chassis solution. We have built leading edge expertise in PCIe expansion technology and leverage it to design and build systems that offer a high quantity and density of GPU compute acceleration, flash storage and data I/O interfaces.

A key element of our product strategy is technological leadership. We believe a first-to-market strategy is key to our ability to continue to win significant OEM design wins. As a result, we continue to develop new state-of-the-art products providing first to market next-generation PCIe based building blocks and systems. Our ability to drive the leading edge of technology is enabled by our strong relationships with strategic component manufactures, including NVIDIA (for GPUs), Western Digital and Micron (for flash memory); Broadcom (for PCIe switch components), Mellanox (for networking) and Intel, AMD and Marvel (for CPUs). In each of these cases, OSS has access to product roadmaps and other technical information relating to future technology. Access to this information allows us to begin our design process well before the future components we are designing for even exist. This accelerates our time-to-market and allows us to produce and release state-of-the-art designs well ahead of our competitors.

OSS sells its products worldwide to industry leading customers. We service over 1,800 customers per year worldwide, with major repeat customers including disguise, National Instruments, Raytheon, Thales, and Alcon. We anticipate continued market growth in our target markets and sustaining the ability to increase market share through our leading technology, engineering expertise, supply chain management and go-to-market innovation.

Company Information

Our principal executive offices are located at 2235 Enterprise Street, Suite 110, Escondido, California 92029 and our telephone number is (760) 745-9883. Our website address is www.onestopsystems.com. Information contained in, or accessible through, our website is for reference purposes only.

Industry Background

High performance computing refers to computing solutions capable of ingesting and processing large amounts of data and storing and retrieving that data at speeds 10-1,000 times faster than a typical corporate computer. Increasingly, commercial companies, financial entities, governmental agencies, including the Department of Defense and academic institutions are turning to high-performance computing solutions to analyze vast amounts of data to obtain meaningful and actionable insights. Three technologies are fundamental: GPU compute accelerators, flash memory based storage, and high speed data acquisition I/O. These technologies enable systems to ingest, process and store data at significantly higher rates than traditional systems. By harnessing large quantities of these components, companies can receive necessary data analyses much more quickly, turning raw data to actionable intelligence. Industry experts typically divide the high-performance computing market into the following categories:

•	Servers – This market represents all high-end servers, which is composed of supercomputers, divisional servers, departmental servers, and workgroup servers.

•	Storage – This includes both traditional hard disc drive and flash-based storage devices.

•	Middleware – A broad category of software encompassing programming environments, schedulers, and other tools outside the operating system.

•	Applications – Specific software applications for high performance computing.

•	Services – All services associated with high performance computing.

The markets for these products are large and growing. The industry sectors that are currently or anticipated to require high-performance computing systems include:

•	Artificial Intelligence

•	Computer Aided Engineering

•	Test and Measurement

•	Media and Entertainment

•	Economics/Financial

•	Environmental Data Acquisition

•	Geosciences

•	Mechanical Design

•	Defense – Intelligence, Surveillance and Reconnaissance

•	Government Laboratories

•	Medical Imaging

•	Aerospace

•	Automotive

These industry sectors expect to deploy increasingly faster computing systems to meet industry and competitive goals. GPU computer acceleration, high-performance flash storage and data acquisition are key subsets of the high-performance computing market.

Core Technical Capabilities

OSS has developed unique expertise and core competency across the fundamental technologies of today’s rapidly expanding specialized high-performance computing marketplace. These valuable assets are embedded in the leading-edge engineering capabilities of our engineers, the proprietary intellectual property residing in our vast library of designs, and our brand equity based on our reputation as a high-quality producer of state-of-the-art custom and standard solutions across a broad array of markets.

High Speed System Interconnect Design

Our electrical engineers are experts in high speed digital signaling design. They have continually designed at the leading edge of the state-of-the-art signaling speeds, as semiconductor technology has driven up the clock rate of digital transmission. We have consistently been among a small handful of companies able to come to market first with the latest technology. In fact, we delivered the industry’s first PCIe over cable solutions for PCIe Gen 1, Gen 2, Gen 3 and Gen 4 and are currently on track to accomplish this again in Gen 5. The expertise required includes circuit design, PCB (printed circuit board) layout and routing optimizations all with a focus on achieving the highest levels of signal integrity. In our current systems, PCIe Gen 4 signals are propagated across multiple PCBs, connectors, and copper cabling while maintaining the ability to recognize digital signal transitions at 16 billion times per second.

In high-performance computing systems, especially on the edge, the trajectory of ever increasing signaling speeds is continuing. An ever-shrinking set of companies have the capability to design robust, highly-reliable systems at these speeds. We believe our core competency in large-scale, high-speed design and layout will allow us to remain on the forefront of this growing industry.

Complex System Design

In addition to low-level signal integrity design expertise, we have amassed expertise and intellectual property in high-performance system architecture design. This expertise allows us to develop extremely sophisticated systems with massive scaling, while meeting customer demands for reliability, cost, and flexibility.

We have developed the deep knowledge for high-capacity input/output systems and operating system adjustments and configuration tuning required. Our engineers are often called upon to co-design with OEM designers to create the perfect fit solution for their customers.

For highly scalable systems, a deep understanding and experience with switching topologies and interconnect fabric design is required. We have worked with serial switching technology starting with the first generation of PCIe and have been an innovator in creating unique and flexible topologies to meet the specific needs of the customers. Creating custom solutions for unique customer solutions is a core competency and relies on this deep knowledge of switch capabilities and limitations.

For maximum system performance, design for optimizing data transfer speeds is also an important consideration. OSS has developed expertise in system design to leverage peer-to-peer data flows between GPUs and pioneering techniques for optimized data flows between flash storage and GPU compute engines. Our systems optimize switch and GPU configuration topologies to optimize GPU-to-GPU communication without requiring latency-inducing data transfer between host dual processors. Our platforms feature RDMA (remote direct memory access) across compute nodes, which support data transfer without burdening the host CPU.

OSS has pioneered the ability to extend the PCIe bus beyond the confines of a single enclosure, opening the possibility of flexible system expansion options. We believe we are one of the leading designers and suppliers of PCIe host bus adapters that extend PCIe signals from the host motherboard across copper or optical cables to expansion enclosures. OSS adapters provide both ends of the external cable connection. Our expertise in high-speed signal design in printed circuit boards, connectors and cables is essential to successful expansion designs. We also hold expertise in incorporating clustering and rack scale expansion into our system designs, including 100/200 gigabit Ethernet, 100/200 gigabit Infiniband, and emerging PCIe top-of-rack switch technology.

Expertise in power, cooling and mechanical design are required to address the requirements of the high-performance computing customers especially while meeting the constrained time requirements of edge deployments. We have developed leadership design capability in high-power design and distribution within large rack enclosures as well as edge optimized configurations. High-end GPUs today require 350 watts or above, and in our high-end systems up to 16 of these can reside in a single chassis. Thousands of kilowatts of redundant power are required. Power stability and huge thermal loads are some of the critical design issues that must be addressed.

We have expertise in power distribution, redundant power and complex chassis cooling design, including materials selection, airflow simulation, fan technology and cable routing. We have also developed extensive intellectual property in regulatory compliance of complex high-performance computing system design across emission, shock, vibration, thermal, humidity and other environmental requirements that are required for highly reliable and highly available solutions. OSS engineers are experts in design for regulatory testing for FCC (Federal Communications Commission), CE (European Conformity), UL (Underwriters Laboratories), and Mil-Spec (Military Standard) standards. Additionally, we have expertise in rapid prototyping, design for manufacturability, and design for serviceability.

Storage Management Software

Given our hardware design and integration expertise, we see the next natural step is to add a robust software capability that will allow us to offer more optimized and customized systems. Our Ion software design team provides the expertise to deliver full server and storage solutions that produce the highest performance from today’s leading-edge flash storage devices.

The Ion software allows flash-based modules to be put into a variety of storage and network configurations which can then be accessed by multiple servers. The Ion software can do this cost-effectively, while preserving the low latency that is vital for many business and mission-critical enterprise applications, from database and transaction processing to massive data collection programs. Ion also has a full high-availability option to ensure complete data integrity.

In-house mature and established foundational storage software allows OSS to add new products and capabilities to its product portfolio. Possibilities range from increasing data efficiency with snapshot, de-duplication and compression, to improving system manageability and adding NVMe over Fabrics storage scale out capabilities to our products.

Benefits of Technology and Core Capabilities to our Customers

Due to our core capabilities, we can provide our high-performance computing customers with platforms possessing high reliability and cost effectiveness. Such performance allows our customers to solve bigger problems faster, and save the cost and time of highly-paid engineers, data scientists, and other human resources. Our technology enhances innovation by allowing more ‘what-if’ analysis in a finite amount of time. Our price/performance leadership enhances our customers’ competitiveness, and lowers capital expense and total cost of ownership. We work with our OEM customers to develop custom ‘perfect fit solutions’ for their unique requirements.

Our Products

OSS has developed a complete line of products that have been customized for the benefit of its customers.

GPU Appliances – high-density, fully integrated computer clusters that are purpose-built for user applications. They provide thousands of cores and hundreds of teraflops of computing performance.

GPU Expansion – expansion units can add hundreds or thousands of computing cores with hundreds of teraflops of computing performance to virtually any OEM server.

Flash Storage and Network Appliances – networked storage appliances optimized for the environment and system software of our customers. These offer flexible and powerful turnkey, customer-driven solutions for the HPC market.

Flash Storage Arrays – arrays that provide hundreds of terabytes of storage and millions of input/output operations per second with flash memory. They are flexible, powerful, and configurable for customers in the HPC market.

Servers – OSS designs servers optimized for PCIe-over-cable expansion. Available in various turn-key and custom configurations, they provide simple, reliable and cost-effective server solutions. These servers are optimized to work seamlessly with other OSS systems and appliances.

Desktop Computing Appliances – OSS designs and builds desktop expansion appliances in many configurations that add input/output flexibility to any user’s desktop system. These appliances come pre-configured with many combinations of flash memory, GPUs, and other add-in boards.

PCIe Expansion – PCIe is the standard for high speed connectivity from a server to a PCIe device. It provides vastly faster throughput compared to USB or Ethernet in a simple, cost-effective connection. It requires no special software, which adds no overhead to the system, and improves latency of throughput. OSS provides cables, kits, backplanes, enclosures, switches, and adaptor cards for this market.

Industrial and Panel PCs – OSS provides small form factor high performance compute platforms customizable to meet needs in industrial applications on the edge where space constraint is a fundamental consideration.

Tablets and Handhelds – OSS provides ruggedized mobile high-performance compute devices that meet the specialized requirement for devices deployed at the edge in a diverse set of environmental conditions.

THE OFFERING

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying base prospectus. For a more complete description of the terms of our common stock, see “Securities We May Offer – Common Stock” in the accompanying base prospectus.

Issuer	One Stop Systems, Inc.

Securities offered by us	Up to $6,000,000 in original principal amount of Senior Secured Convertible Promissory Notes (the “Notes”)

This prospectus supplement also relates to the offering of shares of common stock issuable upon conversion or repayment of the Notes.

Maturity of Notes	Unless earlier converted or redeemed, the Notes will mature on the date that is the twenty-three (23) month anniversary of the last day of the month in which the closing with respect to the applicable Note occurs, subject to extension at the option of the holder in certain circumstances as provided in the Notes.

Original Issue Discount; Default Interest	The Notes will be issued with a 10% original issue discount. The Notes shall not bear interest except upon the occurrence (and during the continuance) of an event of default. After the occurrence and during the continuance of an event of default, the notes will accrue interest at the rate of 18.0% per annum.

Conversion Rights	All amounts due under the Notes are convertible at any time, in whole or in part, at the option of the holders into shares of our common stock at an initial conversion price of $2.50 per share which conversion price is subject to adjustment pursuant to the terms of the Notes. The conversion price is subject to customary adjustments upon an event of default or upon any stock dividend, stock split, stock combination, reclassification, or similar transaction that proportionately decreases or increases the price of our shares of common stock.

Installment Payments; Installment Conversion Price

Commencing on July 25, 2020, and on the first trading day of the month for each month thereafter, and on the maturity date (each such date is referred to herein as an “Installment Date”), unless deferred or accelerated as described below, we are required to make monthly amortization payments equal to 1/22nd of the initial principal, any accrued and unpaid interest and late charges and any deferred or accelerated amount, of the note (referred to herein as the “Installment Amount”) which, at our option, may be satisfied in cash at redemption price equal to 105% of such Installment Amount. (110% of such Installment Amount on Notes issued at additional closing). Alternatively, we may satisfy such Installment Amounts, subject to the satisfaction of certain equity conditions set forth in the Notes, in shares of our common stock or a combination of common stock and cash. Such installment conversion may be satisfied in our common stock at a conversion price equal to the lower of (i) the conversion price then in effect and (ii) the greater of (x) the floor price of $1.00 and (y) the lower of (I) 82.5% the volume weighted average price of our common stock on the trading day immediately before the applicable Installment Date and (II) 82.5% of the average of the 3 lowest volume weighted average price in the 20 days prior to the Installment Date. Upon conversion or repayment, we will deliver shares of our common stock as described in this prospectus supplement.

Events of Default	The Notes include standard customary events of default, subject to any cure periods set forth in the Notes, where applicable.

If an event of default occurs, a holder may force us to redeem, within a specified time as further described in the Notes (regardless of whether such event of default has been timely cured), all or any portion of its note at a price equal to 125% of the greater of (i) the conversion amount being redeemed and (ii) the market value of the shares of our common stock underlying such conversion amount being redeemed, as determined in accordance with the Notes. See “Description of Notes” for additional information.

Use of Proceeds	We intend to use the net proceeds from the sale of such securities for working capital and general corporate and working capital purposes. We are restricted from using the proceeds from the sale of the Notes for satisfaction of indebtedness of the Company or any of its subsidiaries, the redemption or repurchase of any securities of the Company or its subsidiaries, or the settlement of any outstanding litigation. Please see the section entitled “Use of Proceeds” in this prospectus supplement.

Risk Factors	Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in this prospectus supplement, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our common stock.

No Listing of Notes	We do not intend to apply for listing of the Notes on any securities exchange.

Trading Market	Our shares of common stock are traded on Nasdaq under the symbol “OSS.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors” before investing in our securities. You should also consider similar information in any Annual Report on Form 10-K and Quarterly Report on Form 10-Q or other documents filed by us with the SEC after the date of this prospectus supplement before deciding to invest in our securities. If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The foregoing risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition, results of operations and prospects. See “Where You Can Find More Information” and “Incorporation of Information By Reference,” beginning on page S-32 of this prospectus supplement.

Risks Related to this Offering of Securities

Our insiders and affiliated parties beneficially own a significant portion of our common stock.

As of the date of this prospectus supplement, our executive officers, directors, and affiliated parties beneficially own approximately 25.3% of our common stock as of March 31, 2020, including options vested or to vest within sixty (60) days. As a result, our executive officers, directors and affiliated parties will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets, change of control or other corporate transaction; and

•	affect the outcome of any other matter submitted to the stockholders for vote.

In addition, any sale of a significant amount of our common stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our common stock. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

The market price for our common stock is particularly volatile given our status as a relatively new public company with a small and thinly traded public float, which could lead to wide fluctuations in our share price. You may be unable to sell any common stock that you hold upon conversion or repayment at or above your conversion price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common stock is, compared to the shares of such larger, more established companies, thinly traded. The price for our shares could, for example, decline precipitously in the event that a large number of our common stock is sold on the market without commensurate demand. Secondly, an investment in our securities is a speculative or “risky” investment due to our lack of significant profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance.

There is currently no established trading market for the Notes and we do not expect that one will develop.

There currently is no established trading market for the Notes. In addition, we do not intend to apply for listing of the Notes on any securities exchange or to arrange for their quotation on any automated dealer quotation system, and we do not intend to make a market in the Notes and do not expect that one will develop. As a result, we cannot assure you that an active trading market will develop for the Notes. If an active trading market does not develop or is not maintained, the liquidity of the Notes may be adversely affected. In that case, you may not be able to sell your Notes at a particular time, or you may not be able to sell your Notes at a favorable price.

The sale or availability for sale of shares issuable upon conversion or repayment of the Notes may depress the price of our common stock and encourage short sales by third parties, which could further depress the price of our common stock.

To the extent that the purchasers of the Notes sell shares of our common stock issued upon conversion or repayment of the Notes, the market price of such shares may decrease due to the additional selling pressure in the market. In addition, the risk of dilution from issuances of such shares may cause stockholders to sell their shares of our common stock, which could further contribute to any decline in the price of our common stock. Any downward pressure on the price of our common stock caused by the sale or potential sale of such shares could encourage short sales by third parties. In a short sale, a prospective seller borrows shares from a stockholder or broker and sells the borrowed shares. The prospective seller hopes that the share price will decline, at which time the seller can purchase shares at a lower price for delivery back to the lender. The seller profits when the share price declines because it is purchasing shares at a price lower than the sale price of the borrowed shares. Such sales could place downward pressure on the price of our common stock by increasing the number of shares of our common stock being sold, which could further contribute to any decline in the market price of our common stock.

Holders of the Notes will not be entitled to any rights with respect to our common stock but will be subject to all changes made with respect to our common stock.

Holders of the Notes will not be entitled to any rights with respect to our common stock, but holders of the Notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our articles of incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the relevant holder acquiring shares of our common stock as a result of conversion of such holder’s Notes or the repayment of such Notes in the form of common stock, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Servicing the Notes will require a significant amount of cash, and we may not have sufficient cash flow from our business to make payments on our debt, and such failure of repayment may adversely affect our financial condition and operating results.

Our ability to make scheduled installment payments of the principal of, to pay interest on or to refinance our indebtedness, including the principal of the Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the Notes. In addition, certain of our debt agreements contain restrictive covenants that may prohibit us from adopting some of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our common stock.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our common stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTCQB. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

On February 19, 2020, the Company notified Nasdaq that the Company was not in compliance with Nasdaq’s independent director requirement, set forth in Nasdaq Listing Rule 5605, and requested a period to cure this non-compliance. On February 21, 2020, Nasdaq issued a letter to the Company confirming that it will provide the Company with the requested cure period in order to regain compliance with the majority independent board requirement, until the earlier of the Company’s next annual shareholders’ meeting or February 15, 2021, or if the next annual shareholders’ meeting is held before August 13, 2020, then the Company must evidence compliance no later than August 13, 2020. The Company anticipates that it will regain compliance with the majority independent board requirement at its next annual shareholders’ meeting which is tentatively scheduled for May 20, 2020. If we do not regain compliance with such rule by the above cure periods, we may be delisted from Nasdaq. In the event of such notification, the Nasdaq rules permit us an opportunity to appeal Nasdaq’s determination. In the event we are delisted from Nasdaq, our common stock may lose liquidity, increase volatility, and lose market maker support.

In the event that our common stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock may in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or

$300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

If and when a larger trading market for our common stock develops, the market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	variations in our revenues and operating expenses;

•

actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

•	market conditions in our industry, the industries of our customers and the economy as a whole;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	developments in the financial markets and worldwide or regional economies;

•	Global economic disruptions such as the current coronavirus (COVID-19) pandemic;

•	announcements of innovations or new products or services by us or our competitors;

•	announcements by the government relating to regulations that govern our industry;

•	sales of our common stock or other securities by us or in the open market; and

•	changes in the market valuations of other comparable companies.

In addition, if the market for compute hardware stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares of common stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

In making your investment decision, you should understand that we have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus supplement before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on this information in making an investment decision.

We do not anticipate paying dividends on our common stock in the foreseeable future; you should not buy our securities if you expect dividends.

The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

You may experience additional dilution in the future.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus supplement entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in interest-bearing, investment-grade, securities. These investments may not yield a favorable return to our stockholders.

You will experience immediate and substantial dilution upon conversion of your Notes.

The conversion price of the Notes exceeds the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 2,400,000 shares of our common stock are issued upon conversion of the Notes at the conversion price of $2.50 per share, holders of the Notes will experience immediate dilution of $0.22 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2019, after giving effect to this offering and the conversion of the Notes, and the conversion price. The exercise of outstanding stock options and warrants, and the conversion of other outstanding convertible debt will result in further dilution of your investment. See the section entitled “Dilution” on page S-21 of this prospectus supplement for a more detailed illustration of the dilution you would incur if you convert your Notes. In addition, you may experience further dilution upon our election to repay the Notes in shares of our common stock. See “Description of Notes”.

Exercise of options or warrants or conversion of other convertible securities may have a dilutive effect on your percentage ownership of common stock upon conversion or repayment of the Notes and may result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of common stock.

The exercise or conversion of some or all of our outstanding convertible securities could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.

As of the date of December 31, 2019 , we have warrants outstanding to purchase 630,947 shares of common stock. The warrants have a weighted average exercise price of $4.16 and a weighted average years to maturity of approximately 2.8 years. In addition, we have options to purchase 1,686,444 shares of our common stock outstanding and exercisable at an average price of $1.32 per share.

In addition to the dilutive effects described above, the exercise of those securities would lead to an increase in the number of shares of common stock eligible for resale in the public market. Sales of substantial numbers of such shares of common stock in the public market could adversely affect the market price of our shares of common stock. Substantial dilution and/or a substantial increase in the number of shares of common stock available for future resale may negatively impact the trading price of our shares of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the common stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of common stock.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our common stock.

Provisions of Delaware anti-takeover law could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders. Various provisions of our by-laws may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our by-laws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Delaware law, our Board of Directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the by-laws that are not in line with your concerns.

Subject to applicable Nasdaq rules regarding the issuance of 20% or more of our common stock, our authorized but unissued shares of common stock are available for our Board or Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, however, faced with an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction our Board of Directors acting alone and without approval of our stockholders can issue large amounts of capital stock as part of a defense to a take-over challenge.

The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, our common stock price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus supplement and the accompanying base prospectus and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

An active, liquid trading market for our common stock may not develop, which may cause our common stock to trade at a discount from the conversion price and make it difficult for you to sell the common stock you hold.

Our common stock is currently listed on Nasdaq. However, there can be no assurance that there will be an active market for our common stock either now or in the future. If an active and liquid trading market does not develop or if developed cannot be sustained, you may have difficulty selling any of our common stock that you hold. The market price of our common stock may decline below the conversion price, and you may not be able to sell your shares of our common stock at or above the price you paid, or at all.

The ongoing coronavirus (COVID-19) pandemic has caused global economic disruption, which may cause our common stock to drop and make it difficult for you to sell the common stock you hold.

In December 2019, a novel strain of coronavirus (“COVID-19”) was reported in Wuhan, China. The COVID-19 pandemic, as it was declared by the World Health Organization, has continued to spread and has already caused severe global disruptions. The extent of COVID-19’s effect on our market performance and stock price will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. If an active and liquid trading market does not develop or if developed cannot be sustained, you may have difficulty selling any of our common stock that you hold. The market price of our common stock may decline below the conversion price, and you may not be able to sell your shares of our common stock at or above the price you paid, or at all.

USE OF PROCEEDS

We will have broad discretion in the use of the net proceeds from the sale of the Notes offered under this prospectus supplement. We intend to use the net proceeds from the sale of such securities for working capital and general corporate and working capital purposes. We are restricted from using the proceeds from the sale of the Notes for satisfaction of indebtedness of the Company or any of its subsidiaries, the redemption or repurchase of any securities of the Company or its subsidiaries, or the settlement of any outstanding litigation.

The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and any contractual restrictions.

DILUTION

The net tangible book value of our common stock as of December 31, 2019, was approximately $1.26 per share of common stock based upon 16,121,747 shares of common stock outstanding on such date. As adjusted net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding after giving effect to the receipt of gross proceeds of $6,000,000 in principal amount of Notes in this offering.

After giving effect to the entire conversion of the Notes, assuming a conversion price of $2.50 per share of our common stock, and after deducting estimated offering expenses, our as adjusted net tangible book value as of December 31, 2019 would have been $19,309,460 or $1.04 per share. This represents an immediate decrease in net tangible book value of $0.22 per share to existing stockholders and an immediate dilution in net tangible book value of $1.46 per share to purchasers in this offering, as illustrated in the following table:

Offering price per share	$2.50
Net tangible book value per share as of December 31, 2019, before giving effect to this offering	$1.26)
Decrease in net tangible book value per share attributed to new investors	$0.22
As adjusted net tangible book value per share after giving effect to this offering	$1.04
Dilution to net tangible book value per share to new investors in this offering	$1.46

The table below summarizes as of December 31, 2019, on an as adjusted basis as described above, the number of shares of our common stock after giving effect to the entire conversion of the Notes, and the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors upon conversion of the Notes at a conversion price of $2.50 per share, after deducting estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	16,121,747	87%	$30,538,627	84%	$1.89
New investors	2,400,000	13%	$6,000,000	16%	$2.50

Total	18,521,747	100%	$36,538,627	100.00%	$1.96

The above table and discussion is based on 16,121,747 shares of our common stock outstanding as of December 31, 2019 and excludes the following, all as of December 31, 2019:

•	1,903,114 shares of common stock issuable upon the exercise of stock options and restricted stock units (RSUs) outstanding;

•	1,070,168 unallocated shares of common stock reserved for future issuance under 2017 Equity Incentive Plan; and

•	630,947 shares of common stock issuable upon exercise of warrants outstanding.

For information regarding the number of shares of our common stock outstanding as of date of this prospectus supplement, including our common stock shares reserved for future issuance, please refer to the following section entitled “Description of Common Stock.”

DESCRIPTION OF COMMON STOCK

As of the date of the prospectus supplement, we are authorized to issue up to 50,000,000 shares of common stock, $0.0001 par value per share. As of March 31, 2020, 16,476,661 shares of our common stock were issued and outstanding.

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote, including the election of directors. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to share equally, identically and ratably in any dividends that our board of directors may determine to issue from time to time.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares, and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company. The transfer agent and registrar’s address is 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

Exchange Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “OSS.”

DESCRIPTION OF NOTES

The following summary of the notes in this offering does not purport to be complete and is qualified in its entirety by the disclosure and exhibits set forth in our Current Report on Form 8-K filed with the SEC on April 21, 2020, which are incorporated by reference herein.

We are offering up to $6,000,000 in aggregate principal amount of our senior secured convertible notes, which we refer to herein as the “Notes”. The Notes are being sold pursuant to the terms of a Securities Purchase Agreement dated as of April 20, 2020 (which we refer to herein as the “Securities Purchase Agreement”), between us and each investor in connection with this offering.

The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. Terms not defined in this description have the meanings given to them or the Notes. We urge you to read the Notes and the Securities Purchase Agreement because they, and not this description, define your rights as a holder of the Notes. You may obtain copies of the Notes, and the Securities Purchase Agreement as described in “Where You Can Find More Information.” The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” beginning on page S-19 of the accompanying prospectus.

The Notes will be issued with a 10% original issue discount. The Notes will be issued in certificated form and not as global securities.

In this section entitled “Description of Notes”, when we refer to “we”, “our” or “us” or “the Company”, we are referring to One Stop Systems, Inc. and not to any of its subsidiaries, and the “Notes” refers to the senior secured convertible notes offered hereby.

Initial Closing; Additional Closings

At the initial closing of this offering, we will issue $3,000,000 in aggregate principal amount of Notes to certain institutional investors. We can consummate additional closings of up to $3,000,000 in aggregate principal amount of Notes with such additional investors, subject to the prior satisfaction of certain closing conditions, including, but not limited to:

•	at least $500,000 in aggregate principal amount of Notes being sold in such additional closing;

•	the market value of the shares underlying any outstanding Notes and Notes to be sold in such additional closing not exceeding 15% of our outstanding common stock;

•

we must have obtained the approval of our stockholders to the issuance of all shares of our common stock issuable upon conversion of the Notes in compliance with the rules and regulations of the Nasdaq Capital Market (see “Conversion Limitation and Exchange Cap” below); and

•	satisfaction of certain volume and equity conditions set forth in the Securities Purchase Agreement and the Notes.

Interest

The Notes shall not bear interest except upon the occurrence (and during the continuance) of an event of default (see “Events of Default” below). After the occurrence and during the continuance of an event of default, the Notes will accrue interest at the rate of 18.0% per annum.

Ranking

As of the date hereof, we have $786,124.68 in outstanding secured loans (referred to herein as the “existing secured loans”) owed to certain of our stockholders that will rank pari passu with the Notes. The Notes and the existing secured loans shall rank senior to all of our outstanding and future indebtedness. The Notes and the existing secured loans will be secured by a first priority perfected security interest in all of our and any of our subsidiaries’ existing and future assets, including a pledge of all of the capital stock of each of our subsidiaries.

Maturity Date

Unless earlier converted or redeemed, the Notes will mature on the date that is the twenty-three month anniversary of the last day of the month in which the closing with respect to the applicable note occurs. The maturity date may be extended at the option of the holder (i) in the event that, and for so long as, an event of default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default or (ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur. In addition, if a holder elects to convert some or all of a note, and the conversion amount would be limited pursuant to a conversion limitation or an exchange cap (see “Conversion Limitation and Exchange Cap” below), the maturity date will automatically be extended until such time as the conversion limitation or exchange cap provision shall not limit the conversion of such note (or, in the case of the exchange cap provision, if such conversion is satisfied in cash in accordance with the terms of the note).

Conversion

All amounts due under the Notes are convertible at any time, in whole or in part, at the option of the holders into shares of our common stock at a conversion price which is subject to adjustment as described below.

Conversion Price

The Notes are initially convertible into shares of common stock at the initial conversion price of $2.50 per share. The conversion price is subject to adjustment for issuances of securities below the conversion price then in effect and for stock splits, combinations or similar events, and as described below in “Issuance of Other Securities.”

If we fail to timely deliver shares of common stock upon conversion of the Notes, we have agreed to pay “buy-in” damages of the converting holder.

Conversion Amount

A “conversion amount” includes the portion of the principal of the note to be converted, redeemed or otherwise and all accrued and unpaid interest and late charges with respect to such principal amount and such interest, if any. The number of shares of common stock issuable upon conversion of any conversion amount shall be determined by dividing (i) such conversion amount by (ii) the conversion price.

Alternate Default Conversion

At any time during the period commencing on the occurrence of an event of default through the later of (a) the twentieth trading day after we give notice to the applicable holder of the occurrence of such event of default and (b) the date of cure of such event of default, a holder may, at the holder’s option, convert all, or any part of, the conversion amount into shares of common stock at the alternate conversion price which shall be the lowest of (i) the applicable conversion price as in effect on the applicable conversion date, and (ii) the lower of (x) $1.00 (which we refer to herein as the “floor price” which is subject to adjustment down to no lower than $0.25 as provided therein), (y) the greater of (A) 80% of the lowest volume-weighted average price (as determined under the Notes) of our shares of common stock as of the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, and (B) 80% of the price computed as the quotient of (I) the sum of the volume-weighted average price of the shares of common stock for each of the three trading days with the lowest volume-weighted average price of the shares of common stock during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, divided by (II) three. The market value of any conversion amount below the floor price will be cash settled at the time of such conversion.

Installment Conversion or Redemption

Commencing on July 25, 2020 and on the first trading day of the month for each month thereafter, and on the maturity date (each such date is referred to herein as an “installment date”), unless deferred or accelerated as described below, we are required to make monthly amortization payments equal to 1/22nd of the initial principal, any accrued and unpaid interest and late charges and any deferred or accelerated amount, of the note (referred to herein as the “installment amount”), which, subject to the satisfaction of certain equity conditions set forth in the Notes, shall be satisfied in shares of our common stock, with such installment conversion at a conversion price equal to the lower of (i) the conversion price then in effect and (ii) the greater of (x) the floor price and (y) the lower of (I) 82.5% the volume weighted average price of our common stock on the trading day immediately before the applicable installment date and (II) 82.5% of the average of the 3 lowest volume weighted average price in the 20 days prior to the installment date or, at our option, may be satisfied in cash at a redemption price equal to 105% of such installment amount (110% of such installment amount on Notes issued at additional closings), or by any combination of a conversion or a redemption. Shares of our common stock to be issued with respect to any such installment will be predelivered on the 2nd trading day after the applicable installment notice date (as defined in the Notes) with a true-up on the applicable installment date. The market value of any installment amount below the floor price will be cash settled on the applicable installment date.

As referenced above, the floor price is $1.00; provided that the Company may at any time during the term of a Note, at its sole option, reduce the then current floor price of each of the Notes to any amount not greater than such then current floor price or less than $0.25 and upon the occurrence of any Event of Default for failure of payment or any Bankruptcy Event of Default, regardless of whether such Event of Default has been cured or if the Holder has delivered an Event of Default Redemption Notice to the Company, the Floor Price shall thereafter be automatically adjusted to $0.25 (in each case, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events). Any reduction of the Floor Price in the aforementioned shall be applicable to each Initial Note (as defined in the Securities Purchase Agreement) and each Additional Note (as defined in the Securities Purchase Agreement).

Notwithstanding the foregoing, the holder may, at its sole option, elect to defer any installment amount until a subsequent installment date selected by the holder and may also elect to accelerate the conversion of future installment amounts to the current installment date, so long as such accelerated amount does not exceed four times any applicable installment amount.

Conversion Limitation and Exchange Cap

A holder will not have the right to convert any portion of a note, to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. The holder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In addition, unless we obtain the approval of our stockholders as required by the Nasdaq Capital Market, we are prohibited from issuing any shares of common stock upon conversion of the Notes or otherwise pursuant to the terms of the Notes, if the issuance of such shares of common stock would exceed the aggregate number of shares of common stock which we may issue without breaching our obligations under the rules and regulations of the Nasdaq Capital Market (which we estimate to be approximately 3,295,332 shares of our common stock, representing 20% of our common stock outstanding as of the date of this prospectus supplement).

Events of Default

Definition of “Events of Default”

The Notes include standard customary events of default, including, without limitation (and, where applicable, subject to any cure periods set forth in the Notes):

•	suspension of trading of our common stock on the Nasdaq Capital Market;

•	our failure to timely convert the Notes;

•	our failure to maintain the required share reserve for the Notes;

•	any payment default under the Notes or other related transaction documents;

•	any default, redemption or acceleration of $100,000 or more of indebtedness of the Company or any of its subsidiaries;

•	our bankruptcy, insolvency or liquidation (whether voluntary or involuntary);

•	any final judgement for the payment of money aggregating in excess of $100,000 are rendered against the Company and/or any of its subsidiaries (not subject to appeal, indemnity or insurance);

•	breaches of representations, warranties and covenants in the Notes or any other transaction documents;

•	occurrence of a material adverse effect on the Company or any of its subsidiaries;

•	if both (x) David Raun ceased to be the chief executive officer of the Company and (y) John Morrison ceases to be the chief financial officer of the Company,

•	any transaction document or security documents fail to be enforceable or, with respect to the security documents, fail or cease to create a separate valid and perfected lien on the collateral; or

•	any material damage to, or loss, theft or destruction of, any of the collateral.

Effect of an Event of Default

If an event of default occurs, a holder may force us to redeem, within a specified time as further described in the Notes (regardless of whether such event of default has been timely cured), all or any portion of its note at a price equal to 125% of the greater of (i) the conversion amount being redeemed and (ii) of the market value of the shares of our common stock underlying such conversion amount being redeemed, as determined in accordance with the Notes.

Effect of a Bankruptcy Event of Default

Upon any event of default related to our bankruptcy or that of any of our subsidiaries, we are automatically required to pay to the holder an amount in cash representing 125% of all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, and any other amounts due under the Notes, without the requirement for any notice or demand or other action by the holder or any other person or entity, provided that a holder may, in its sole discretion, at any time waive such right, in whole or in part.

Rights Upon Fundamental Transactions and Change of Control

Fundamental Transactions

The Notes prohibit us from entering into a fundamental transaction (as defined in the Notes), unless (i) the successor entity assumes in writing all of our obligations under the Notes under a written agreement in form and substance satisfactory to the holder and approved by the holder prior to such fundamental transaction and (ii) the successor entity (including its parent entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an eligible market.

Change of Control

In the event of transactions involving a change of control (as defined in the Notes), the holder of a note will have the right to force us to redeem all or any portion of its note at a price equal to the greater of (i) 125% of the amount being redeemed, (ii) 125% of the market value of the shares of our common stock underlying the note, as determined in accordance with the Notes, and (iii) 125% of the aggregate cash consideration that would have been payable in respect of the shares of our common stock underlying the note, as determined in accordance with the note.

Purchase Rights

If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of our shares of common stock, then a holder will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete conversion of its note (without taking into account any limitations or restrictions on the convertibility of its note and assuming for such purpose that the note was converted at the alternate conversion price as of the applicable record date) immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such purchase rights.

To the extent that a holder’s right to participate in any such purchase right would result in the holder and certain related parties exceeding the 4.99% collective beneficial ownership cap (referred to herein as the “maximum percentage”), then the holder shall not be entitled to participate in such purchase right to the extent of the maximum percentage and such purchase right to such extent shall be held in abeyance for the benefit of the holder until such time or times, if ever, as its right thereto would not result in the holder and certain related parties exceeding the maximum percentage.

Other Corporate Events

Prior to the completion of any transaction involving a change of control pursuant to which holders of our common stock are entitled to receive securities or other assets with respect to or in exchange for their shares of common stock (referred to herein as a “corporate event”), we shall make appropriate provision to ensure that the holders of our Notes will thereafter have the right to receive upon a conversion of its note, at the holder’s option, (i) in addition to the shares of our common stock receivable upon conversion, such securities or other assets to which the holder would have been entitled with respect to such shares of common stock had such shares of common stock been held by the holder upon the completion of such corporate event (without taking into account any limitations or restrictions on the convertibility of its note) or (ii) in lieu of the shares of our common stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of our common stock in connection with the completion of such corporate event in such amounts as the holder would have been entitled to receive had its note initially been issued with conversion rights for the form of such consideration (as opposed to shares of our common stock) at a conversion rate for such consideration commensurate with the conversion rate under the holder’s note.

Issuance of Other Securities

Adjustment of Conversion Price Upon Future Issuances of Common Stock below the Conversion Price

Other than with respect to certain excluded securities described in the Notes, if we grant, issue, sell or enter into any agreement to grant, issue or sell (or are deemed to have issued or sold) any shares of our common stock for a consideration per share less than a price equal to the conversion price in effect immediately prior to such issuance or sale, then, immediately after such issuance or sale, the conversion price then in effect shall be reduced to an amount equal to such new issuance price.

Adjustment of Conversion Price Upon Subdivision to Combination of Common Stock

If we subdivide (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of our outstanding shares of common stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision will be proportionately reduced. If we combine (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of our outstanding shares of common stock into a smaller number of shares, the conversion price in effect immediately prior to such combination will be proportionately increased.

Adjustments of Conversion Price for Future Variable Transactions

If we sell or issue any securities with variable or “floating” conversion prices based on the market price of our common stock, a holder of a note will have the right thereafter to substitute the variable or “floating” conversion price for the conversion price under the note upon conversion of all or part of its note.

Stock Combination Event Adjustments

In addition to the standard antidilution adjustments, if there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the common stock and the market price on such event (as determined in accordance with the note) is less than the conversion price then in effect (after giving effect to any adjustments thereto), then on the 16th trading day immediately following such event date, the conversion price then in effect on such 16th trading day (after giving effect to any adjustments thereto) shall be reduced to the event market price. If the adjustment in the immediately preceding sentence would otherwise result in an increase in the conversion price, no adjustment shall be made.

Voluntary Adjustment

Subject to the rules and regulations of the Nasdaq Capital Market, we may at any time, with the prior written consent of the holders of a majority of the conversion shares or any of our capital stock issuable with respect to the conversion shares or the Notes at such time (subject to certain exclusions further described in the Notes) issued or issuable hereunder or pursuant to the Notes, reduce the then current conversion price of each of the Notes to any amount and for any period of time deemed appropriate by our board of directors.

Six Month Conversion Price Adjustment

If immediately following the close of business on the six month anniversary of the issuance date of each note, the conversion price then in effect exceeds the market price, the conversion price under any such note will be automatically lowered to the market price. To the extent the holder of a note delivered one or more conversion notices during the 20 trading day period ending on the six month anniversary of the issuance date of a note, the holder shall be entitled, in addition to the shares of common stock issued or issuable under such conversation notice(s), such additional number of shares taking the market price adjustment into account.

Subsequent Placement Optional Redemption

At any time after the earlier of the date a holder becomes aware of any placement by us of equity or equity-linked securities or the date of consummation of such a placement, the holder will have the right to have us redeem a portion of their note not in excess of the holder’s pro rata portion of 35% of the gross proceeds from such placement at a redemption price of 125% of the greater of (x) the conversion amount subject to redemption and (y) the market value of the shares of our common stock underlying the conversion amount subject to redemption, as determined in accordance with the Notes.

Redemptions at Our Election

We shall have the right to redeem all, but not less than all, of the conversion amount then remaining under any outstanding Notes at any time at a redemption price equal to 125% of the greater of (x) the conversion amount subject to redemption and (y) the market value of the shares of our common stock underlying the conversion amount subject to redemption, as determined in accordance with the Notes.

Covenants

We will be subject to certain customary affirmative and negative covenants regarding the incurrence and rank of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. We also will be subject to a financial covenant that requires us to maintain available cash in the amount of $1,500,000 at the end of each fiscal quarter, following stockholder approval or $2,225,000 if no stockholder approval has been obtained.

Participation Rights

The holders of the Notes are entitled to receive any dividends paid or distributions made to the holders of our shares of common stock on an “as if converted to shares of common stock” basis.

To the extent that a holder’s right to participate in any such distributions would result in the holder and certain related parties exceeding the maximum percentage, then the holder shall not be entitled to participate in such distributions to the extent of the maximum percentage and such distributions to such extent shall be held in abeyance for the benefit of the holder until such time or times, if ever, as its right thereto would not result in the holder and certain related parties exceeding the maximum percentage.

PLAN OF DISTRIBUTION

The terms of this offering were subject to market conditions and negotiations between us and prospective investors. We have entered into a Securities Purchase Agreement directly with institutional investors who have agreed to purchase the Notes and shares issuable upon conversion or repayment of the Notes. We will only sell such securities to investors who have entered into the Securities Purchase Agreement.

We currently anticipate that the closing of the sale of the Notes and shares issuable upon conversion or repayment of the Notes is expected to take place on or about April 24, 2020, subject to satisfaction of certain conditions. We estimate that the net proceeds from the sale of the securities offered under this prospectus supplement will be approximately $5.01 million, if we sell all of the Notes offered hereby, after deducting estimated offering expenses payable by us. Our obligation to issue the shares issuable upon conversion or repayment of the Notes to the investors is subject to the conditions set forth in the Notes and related transaction agreements.

We do not intend to apply to list the Notes on any securities exchange or to arrange for their quotation on any automated dealer quotation system. The shares of our common stock are traded on Nasdaq under the symbol “OSS”.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Procopio, Cory, Hargreaves & Savitch, LLP, San Diego, California.

EXPERTS

The consolidated financial statements of One Stop Systems, Inc. as of December 31, 2019 and 2018, and for each of the years then ended, incorporated by reference in this prospectus supplement, have been so incorporated in reliance on the report of Haskell & White LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus supplement. This prospectus supplement and accompanying prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information regarding us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at http://www.sec.gov.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act. In addition, the reports, proxy statements and other information that we file with the SEC are available to you free of charge through the Investor Relations page of our website, www.onestopsystems.com, as soon as reasonably practicable after they have been electronically filed with, or furnished to, the SEC. We have included our website address as a textual reference and do not intend it as an active link to our website. The contents of our website are not part of this prospectus supplement, and you should not consider the contents of our website in making an investment decision with respect to our securities.

Descriptions in this prospectus supplement and accompanying prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus:

•	our Annual report on Form 10-K for year ended December 31, 2019, filed with the SEC on March 26, 2020;

•	our Current Reports on Form 8-K filed on February18, 2020 (excluding information furnished but not filed), February 21, 2020, March 25, 2020 (amendment April 9, 2020 and April 21, 2020;

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 29, 2018 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•

filings we make with the SEC pursuant to the Exchange Act after the date of the initial registration statement, of which this prospectus is a part, and prior to the effectiveness of the registration statement.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of such information that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates). Written or oral requests for copies should be directed to One Stop Systems, Inc., Attn: Secretary, 2235 Enterprise Street #110, Escondido, California 92029, telephone number (877) 438-2724. See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to read and obtain copies of materials that we file with the SEC at the SEC’s public offices.

Any statement contained in this prospectus supplement, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, any future prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

PROSPECTUS

$100,000,000

Common Stock, Preferred Stock,

Debt Securities, Warrants, Subscription Rights and Units

From time to time, we may offer up to $100,000,000 aggregate dollar amount of shares of our common stock or preferred stock, debt securities, warrants to purchase our common stock, preferred stock or debt securities, subscription rights to purchase our common stock, preferred stock or debt securities and/or units consisting of some or all of these securities, in any combination, together or separately, in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and any related free writing prospectus.

This prospectus describes the general manner in which those securities may be offered using this prospectus. Each time we offer securities, we will specify in an accompanying prospectus supplement and any related free writing prospectus the terms of securities offered and the offering thereof and may also add, update or change information contained in this prospectus.

The aggregate market value of our outstanding common stock held by non-affiliates was approximately $22.7 million, which was calculated based on 9,762,341 shares of outstanding common stock held by non-affiliates as of April 30, 2019, and a price per share of $2.33, the closing price of our common stock on April 30, 2019. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to this registration statement with a value more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75.0 million. In the event that subsequent to the effective date of this registration statement, the aggregate market value of our outstanding common stock held by non-affiliates equals or exceeds $75.0 million, then the one-third limitation on sales shall not apply to additional sales made pursuant to this registration statement. We have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this registration statement.

You should read this prospectus, the information incorporated, or deemed to be incorporated, by reference in this prospectus, and any applicable prospectus supplement and related free writing prospectus carefully before you invest.

Our common stock is traded on the Nasdaq Capital Market under the symbol “OSS.” On April 30, 2019, the last reported sales price for our common stock on the Nasdaq Capital Market was $2.33 per share. None of the other securities we may offer are currently traded on any securities exchange. The applicable prospectus supplement and any related free writing prospectus will contain information, where applicable, as to any other listing on the Nasdaq Capital Market or any securities market or exchange of the securities covered by the prospectus supplement and any related free writing prospectus.

An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 7 of this prospectus and any applicable prospectus supplement, before investing in our securities.

The securities described in this prospectus may be sold to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters, dealers or agents are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, discounts or commissions, details regarding over-allotment options, if any, will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 15, 2019

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to an aggregate dollar amount of $100,000,000, subject to any applicable limits prescribed by General Instruction I.B.6 of Form S-3. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We have provided to you in this prospectus a general description of the securities we may offer.

We may also add, update or change in a prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any applicable prospectus supplement, you should rely on the information in such prospectus supplement; provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. No dealer, salesperson or any other person is authorized to give any information or to make any representation other than the information and representations contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. If different information is given or different representations are made, you may not rely on that information or those representations as having been authorized by us. You may not imply from the delivery of this prospectus and any applicable prospectus supplement, nor from a sale made under this prospectus and any applicable prospectus supplement, that our affairs are unchanged since the date of this prospectus and any applicable prospectus supplement or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any applicable prospectus supplement or any sale of a security. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell the securities.

In this prospectus, unless the context otherwise requires, the terms “One Stop,” “OSS,” the “Company,” “we,” “us,” and “our” refer to One Stop Systems, Inc., a Delaware corporation.

PROSPECTUS SUMMARY

This summary does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial data and related notes and other information incorporated by reference, before making an investment decision.

Our Company

One Stop Systems, Inc. (“OSS”) designs and manufactures high-speed computing systems for high performance computing (“HPC”) applications that require fast processing and storage of large information data sets. These applications include artificial intelligence (“AI”), machine learning, seismic exploration, security and defense. Drawing upon years of expertise in designing and manufacturing custom systems for original equipment manufacturers (“OEMs”), our systems are built using the latest graphical processing unit (“GPU”) and flash-based solid-state drive (“SSD”) storage technologies.

We first began designing and manufacturing custom systems for defense, manufacturing, and telecom customers in 1998 and have always strived to be a leading innovator in our space. When PCI Express (“PCIe”) – the main component-to-component interconnect used in all computers today – was introduced by Intel Corporation in 2005, OSS was the first manufacturer to design and produce PCIe box-to-box interconnection products. Today, we believe we have grown to become one of the largest providers of PCIe adapters and expansion systems used worldwide. When GPU technology and flash-based SSD were first introduced to the market, we began designing systems that maximized the power of these technologies. We now produce computer systems with large numbers of GPU cards and SSDs that allow progressively faster processing capabilities. The more GPUs and flash storage available to a server, the faster it can process, store and retrieve data, resulting in time savings and lower cost in running applications. Military video imaging applications are a prime example of mission-critical use of this technology where the ability to quickly and accurately identify battlefield parameters is paramount. We leverage strong relationships with our market-leading customers and suppliers to position ourselves at the forefront of these industries.

We design, assemble and supply systems that attach to both existing servers through PCIe and systems that have servers included. These systems can be clustered together to create powerful “massive computing” engines that occupy less space and require less power and cooling than conventional systems. We also sell software used to operate large 100% SSD storage systems for defense systems and commercial applications.

OSS sells its products worldwide to industry leading companies like Cisco, disguise (formerly d3), National Instruments, Northrop Grumman, Oracle and Raytheon. We are a strategic partner to technology leaders that include NVIDIA, Intel, Western Digital, and Broadcom. We are investing in new market segments adjacent to our core product lines, including development of HPC storage management software and HPC cloud services. We anticipate continued growth in our target markets, and believe we can increase market share through technology leadership, engineering expertise, supply chain management and product innovation.

Industry Background

The worldwide HPC market is expected to grow from $35.6 billion in 2016 to $43.9 billion by 2021, representing a compound annual growth rate (“CAGR”) of 4.3%, according to Intersect 360 Research. We believe we are uniquely positioned as a leading provider of HPC servers, compute accelerators and flash storage arrays to the high-end of this growing marketplace.

HPC applications require significant computing capabilities to analyze large amounts of data quickly, and store and retrieve that data as necessary. Companies, financial institutions, governmental agencies and academic institutions are increasingly turning to HPC solutions to analyze vast amounts of data, and more quickly gain meaningful and actionable insights. Two key technologies, GPUs and SSDs, enable our systems to process and store data more efficiently than traditional systems. By harnessing significant quantities of these components, companies can process large volumes of data much more quickly and efficiently.

While traditionally used to drive display applications, today’s advanced GPUs have developed more powerful capabilities for non-graphical data processing beyond that of typical CPUs (central processing units) that power computer motherboards. In fact, the capabilities and speed of GPU-accelerated computers are now driving significant advances in AI and machine learning. Vast amounts of data are being collected by internet searches, cameras, sensors and other data generating activities and GPUs can more quickly process sophisticated algorithms that can analyze this “Big Data” and reveal unique patterns that lead to new insights and knowledge.

AI and machine learning have begun to transform businesses worldwide, as these advances in computing speed and power come together to enable businesses to solve complex problems. Until recently, many of these algorithms would take weeks or months to produce results. In many cases, the necessary computing capabilities were so expensive, and required so much space and power, they were infeasible. This is where OSS comes in. By accelerating the state-of-the-art in terms of computing performance, high density (less space) and power efficiency, OSS enables HPC applications to produce results in minutes versus hours or days versus months. In this way, OSS is enabling new data-intensive applications and computational solutions that were previously considered impractical or impossible.

Our Core Strengths and Solutions

Over nearly 20 years, OSS has developed unique expertise and core competencies across the fundamental technologies of today’s rapidly expanding HPC marketplace. These valuable assets are embedded in our leading-edge engineering capabilities, the proprietary know-howcontained in our extensive library of designs, and brand equity from our reputation as a high quality producer of state-of-the-art custom and standard solutions across an array of markets. Our strengths lie in three core areas: high-speed system interconnect design, high-density system design, and storage management software.

High-Speed System Interconnect Design

Members of our technical team are experts in high-speed digital signaling design, particularly regarding PCIe and nvlink signaling. We specialize in the design and production of state-of-the-art systems that incorporate the latest high-speed signaling techniques. Our expertise includes circuit design and circuit board layout and routing optimizations, with a focus on achieving the highest levels of signal integrity.

In our current systems, PCIe Gen 3 signals are propagated across multiple circuit boards, connectors and cables, with sufficient signal quality for the receiver to reliably recognize digital signal transitions occurring at 8 billion times per second. However, this is a continually advancing area of technology, and OSS has demonstrated the ability to keep up with the treadmill of technology over several generations of signaling speeds. In fact, we have consistently been among a handful of companies able to come to market first with the latest technology. We delivered the industry’s first PCIe-over-cable solutions for PCIe Gen 1, Gen 2 and Gen 3, and are currently on track to accomplish this again in Gen 4.

In HPC systems, the “need for speed” is constantly driving signaling speeds higher and higher. Our next generation of products that include PCIe Gen 4 and nvlink 2.0 will involve signaling of 16 billion and 20 billion transitions per second, respectively. A diminishing set of companies have the capabilities to design and produce robust, highly reliable systems at these speeds. We believe our core competency in large scale, high-speed design and layout will allow us to remain at the forefront of this growing and ever-evolving industry.

High-Density System Design

In addition to signal integrity design expertise, we have amassed expertise and proprietary know-how in high-density HPC system design. This expertise allows us to develop extremely sophisticated systems that consume less space, weight and power than ever before possible. For multiple reasons, this high-density capability has played a role in our customer design wins.

For military applications, smaller size, weight and power (known as SWaP) is critical in many battlefield systems. One of our more significant recent design wins was for a military aircraft where our solid state storage solution replaced a hard-to-remove, 165-pound system with a seven-pound removable module. For solutions contained within data centers, density also plays a significant role. For an equivalent amount of compute power, the OSS solution provided a ten times (10x) reduction in both rack space and power consumption. Economically, this is very compelling, since the cost of data center space and electrical power over the life of the product often exceeds the cost of the computer hardware.

Storage Management Software

On May 9, 2017, OSS entered into an agreement to acquire the source code license for SSD array software known as “Ion” from Western Digital. In connection with the transaction, OSS acquired the software engineering teams that developed the software, with the intent that OSS provide ongoing support to existing Western Digital customers and new releases of the software. This new software team provides OSS with proven expertise that can support the development of SSD storage arrays with exceptional performance, density, reliability and mobility. We expect to leverage this capability with our existing products and services over time.

The Ion software provides an interface to a standard server so it can easily read and write data from an array of SSDs. Two key features set Ion apart from other storage system software products: its optimization for low-latency, which means an SSD array can return data to the requesting server much more rapidly than those relying upon other types of server software, and Ion’s support for removable and hot-swappable SSD modules that contain multiple SSDs. This feature is essential to applications that require removable and expandable data storage that spans multiple SSDs.

Having an established storage software and in-house software engineering allows OSS to easily produce semi-custom product variations as well as add new features and capabilities to its product portfolio. Future product features may include data encryption, de-duplication and compression, as well as other capabilities requested by our customers.

Our Opportunity

OSS has positioned itself as a technology leader in several key emerging areas of HPC. These include GPU computing, SSD storage arrays and cloud services. These areas are growing rapidly, and each has enormous potential given how they are replacing older technologies in very large markets.

OSS has significant design libraries, expertise and a customer-first approach that enable us to win OEM design and manufacturing business. Since each OEM design win generates revenue streams for 3-5 years (and potentially longer for military systems), the business tends to layer new revenue growth with each win. OSS also has a track record of successful strategic mergers and acquisitions, and such future activity could further enhance our growth through the same layering concept.

We believe strong, profitable growth is key to providing increasing shareholder value. We see three key elements driving our growth and profitable outlook. First, many of our existing OEM and military program design-wins are in the early stages of production and we expect them to ramp up significantly. Second, our technology leadership and increasing market presence has supported an increase in design-win opportunities.

Third, an enhanced acquisition capability (due to the additional funding and enhanced liquidity for our stock provided by the initial public offering) will enable us to complete more significant strategic acquisitions that enhance and complement our core strategic capabilities and current growth rate. We will continue to look for opportunities that can be accretive and enhance our overall position.

The Securities We May Offer

With this prospectus, we may offer common stock, preferred stock, debt securities, warrants, subscription rights to purchase our common stock, preferred stock or debt securities, and/or units consisting of some or all of these securities in any combination. The aggregate offering price of securities that we offer with this prospectus will not exceed $100,000,000, subject to any applicable limits prescribed by General Instruction I.B.6 of Form S-3. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

Common Stock

We may offer shares of our common stock, par value $0.0001 per share.

Preferred Stock

We may offer shares of our preferred stock, par value $0.0001 per share, in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or the winding up, voting rights and rights to convert into common stock.

Debt Securities

We may offer general obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.” Our board of directors will determine the terms of each series of debt securities being offered.

We will issue the debt securities under an indenture between us and a trustee. In this document, we have summarized general features of the debt securities from the indenture.

Warrants

We may offer warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. We may issue warrants independently or together with other securities. Our board of directors will determine the terms of the warrants.

Subscription Rights

We may offer subscription rights to purchase of common stock, preferred stock or debt securities. We may issue subscription rights independently or together with other securities. Our board of directors will determine the terms of the subscription rights.

Units

We may offer units consisting of some or all of the securities described above, in any combination, including common stock, preferred stock, warrants and/or debt securities. The terms of these units will be set forth in a prospectus supplement. The description of the terms of these units in the related prospectus supplement will not be complete. You should refer to the applicable form of unit and unit agreement for complete information with respect to these units.

* * *

We were originally organized as One Stop Systems, LLC, a California limited liability company, in 1998 before converting into One Stop Systems, Inc., a California corporation in 1999. On July 6, 2016, we entered into a Merger Agreement and Plan of Reorganization with Mission Technology Group, Inc. (“Magma”) whereby Magma merged with and into OSS with OSS continuing as the surviving corporation. In connection with our initial public offering, we reincorporated as a Delaware corporation on December 14, 2017 and began trading as a public company on the Nasdaq Capital Market on February 1, 2018. On August 31, 2018, we acquired Concept Development Inc., a provider of specialty in-flight entertainment located in Irvine, California. On October 31, 2018, we acquired Bressner Technology GmbH located near Munich, Germany. Bressner is a valued-added reseller of high technology hardware.

Our principal executive offices are located at 2235 Enterprise Street, Suite 110, Escondido, CA 92029 and our telephone number is (760) 745-9883. Our website address is www.onestopsystems.com. Information contained in, or accessible through, our website is not part of this prospectus, and the inclusion of our website address is for reference purposes only.

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement relating to a particular offering of securities will contain a discussion of the risks applicable to an investment in the securities offered. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, cost savings, objectives of management, business strategies, debt financing, clinical trial timing and plans, the achievement of clinical and commercial milestones, the advancement of our technologies and our product candidates, and other statements that are not historical facts. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “might,” “should,” “will,” “could,” “plan,” “intend,” “project,” “seek” or similar expressions in this prospectus or in documents incorporated by reference into this prospectus. We intend that such forward-looking statements be subject to the safe harbors created thereby.

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as those discussed in this prospectus and in the documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated by reference, the date of those documents.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC in Washington, D.C., 100 F Street N.E., Washington, D.C. 20549. Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330. Additionally, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and various other information about us. You may also inspect the documents described herein at our headquarters, 2235 Enterprise Street #110, Escondido, California 92029, during normal business hours.

Information about us is also available at our website at www.onestopsystems.com. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus:

•	our Annual report on Form 10-K for year ended December 31, 2018, filed with the SEC on March 21, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019;

•	our Current Reports on Form 8-K filed on January 8, 2019, January 15, 2019 (amendment), February 1, 2019 (only the portion disclosed pursuant to Item 5.02), February 20, 2019, and March 21, 2019;

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 29, 2018 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•

filings we make with the SEC pursuant to the Exchange Act after the date of the initial registration statement, of which this prospectus is a part, and prior to the effectiveness of the registration statement.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such information that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to One Stop Systems, Inc., Attn: Chief Executive Officer, 2235 Enterprise Street #110, Escondido, California 92029, telephone number (877) 438-2724. See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to read and obtain copies of materials that we file with the SEC at the SEC’s public offices.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include funding research and development, increasing our working capital and acquisitions or investments in businesses, products or technologies that are complementary to our own. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term or long-term, investment-grade, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus to one or more underwriters for public offering and sale by them, and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in jurisdictions where we are authorized to do so. We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase securities as a principal for resale at varying prices to be determined by the dealer.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers, or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. We may grant underwriters who participate in the distribution of our securities under this prospectus an option to purchase additional securities to cover any over-allotments in connection with the distribution.

The securities we offer under this prospectus may or may not be listed through the Nasdaq Capital Market any other securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such short positions by making purchases in the open market or by exercising their option to purchase additional securities. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and they may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in these sale transactions will be an underwriter and will be identified in the applicable prospectus supplement. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. The financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

We will file a prospectus supplement to describe the terms of any offering of our securities covered by this prospectus. The prospectus supplement will disclose:

•	the terms of the offer;

•	the names of any underwriters, including any managing underwriters, as well as any dealers or agents;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation, and any commissions paid to agents;

•	in a subscription rights offering, whether we have engaged dealer-managers to facilitate the offering or subscription, including their name or names and compensation;

•	any public offering price; and

•	other facts material to the transaction.

We will bear all or substantially all of the costs, expenses and fees in connection with the registration of our securities under this prospectus. The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock, certain provisions of our certificate of incorporation and amended and restated bylaws, the investors’ rights agreement and of the General Corporation Law of the State of Delaware. For more detailed information, please see our certificate of incorporation, amended and restated bylaws and investors’ rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the General Corporation Law of the State of Delaware. We reincorporated in the State of Delaware on December 14, 2017 prior to the closing of our initial public offering.

Our certificate of incorporation provide for one class of common stock. In addition, our certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 60,000,000 shares, all with a $0.0001 par value of per share, of which:

•	50,000,000 shares are designated as common stock; and

•	10,000,000 shares are designated as preferred stock.

As of April 30, 2019, there were 14,370,592 shares of our common stock outstanding and held of record by 92 stockholders.

Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote, including the election of directors. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to share equally, identically and ratably in any dividends that our board of directors may determine to issue from time to time.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares, and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

There are no shares of preferred stock outstanding. Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Options

As of March 31, 2019, options to purchase 1,980,904 shares of our common stock were outstanding, of which 1,639,461 were vested and exercisable as of that date.

Restricted Stock Units

As of March 31, 2019, 308,750 Restricted Stock Units (RSUs) were outstanding, of which 0 were vested as of that date.

Warrants

As of March 31, 2019, 561,181 shares of common stock issuable upon the exercise of warrants were reserved for issuance. The warrants are currently exercisable and expire six-seven years from the effective date of the issuance of said warrant. The warrants may not be sold, transferred, assigned, pledged or hypothecated during this offering.

Registration Rights

Demand Registration Rights

If, the holders of at least 50% of the registrable securities request in writing that we effect a registration with respect to their shares in an offering with an anticipated aggregate offering price, net of underwriting discounts and commissions, of greater than $10,000,000, we may be required to register their shares. We are obligated to effect at most two registrations for the holders of registrable securities in response to these demand registration rights, subject to certain exceptions.

If we become entitled under the Securities Act to register our shares on a registration statement on Form S-3 and a holder of registrable securities requests in writing that we register their shares for public resale on Form S-3, the price to the public of the offering is $500,000 or more, we will be required to provide notice to all holders of registrable securities and to use our best efforts to effect such registration; provided, however, that we will not be required to effect such a registration if we have already effected two registrations on Form S-3 for the holders of registrable securities.

If the holders requesting registration intend to distribute their shares by means of an underwriting, the underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback Registration Rights

If at any time following the closing of this offering we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

In August 2018, we entered into a Common Shareholder Piggyback Registration Rights Agreement with a stockholder as part of an agreement in the purchase of Concept Development Inc.

Expenses

Ordinarily, other than underwriting discounts and commissions, we will be required to pay all reasonable expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration, filing and qualification fees, printer and accounting fees relating or apportionable thereto, and the reasonable fees and disbursements of one counsel for the selling security holders.

Termination of Registration Rights

The registration rights terminate upon the earlier of two years after the closing of this offering, or for any particular holder with registration rights, at such time following this offering when such holder may sell its shares pursuant to Rule 144(b)(1) under the Securities Act.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board of directors, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Removal of Directors

Our certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc. The transfer agent and registrar’s address is 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

Exchange Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “OSS.”

DESCRIPTION OF DEBT SECURITIES

General

We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture.

We may offer under this prospectus up to an aggregate principal amount of $100,000,000 in debt securities, or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an aggregate public offering price of up to $100,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent our direct, unsecured obligations and will rank equally with all of our other unsecured indebtedness.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the series;

•	the aggregate principal amount, and, if a series, the total amount authorized and the total amount outstanding;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated securities (as described below) or global securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•

if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•

if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•	any events of default, if not otherwise described below under “Events of Default”;

•	the terms and conditions, if any, for conversion into or exchange for shares of our common stock or preferred stock;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to our other indebtedness.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Debt securities offered under this prospectus and any prospectus supplement will be subordinated in right of payment to certain of our outstanding senior indebtedness, including our credit facilities. In addition, we will seek the consent of the holders of any such senior indebtedness prior to issuing any debt securities under this prospectus to the extent required by the agreements evidencing such senior indebtedness.

Registrar and Paying Agent

The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our common stock. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	events requiring adjustment to the conversion or exchange price;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions, if applicable.

Registered Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of us, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or the applicable prospectus supplement, our debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Merger, Consolidation or Sale of Assets

The form of indenture provides that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

•

the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

•

immediately before and immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

•	we fail to pay any principal or premium, if any, when it becomes due;

•	we fail to pay any interest within 30 days after it becomes due;

•

we fail to observe or perform any other covenant in the debt securities or the indenture for 60 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

•	certain events involving bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:

•	all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

•	all lawful interest on overdue interest and overdue principal has been paid; and

•	the rescission would not conflict with any judgment or decree.

In addition, if the acceleration occurs at any time when we have outstanding indebtedness that is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder gives to the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;

•	the trustee fails to institute a proceeding within 60 days after such request; and

•

the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.

These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

•	to provide that the surviving entity following a change of control permitted under the indenture will assume all of our obligations under the indenture and debt securities;

•	to provide for certificated debt securities in addition to uncertificated debt securities;

•	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and

•	to appoint a successor trustee under the indenture with respect to one or more series.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;

•	reduce the rate of or change the time for payment of interest or reduce the amount of or postpone the date for payment of sinking fund or analogous obligations;

•	reduce the principal of or change the stated maturity of the debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

•	waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;

•	waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or

•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

•	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

1.	to register the transfer or exchange of such debt securities;

2.	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

3.	to compensate and indemnify the trustee; or

4.	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

•

to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for that

•	purpose:

•	money;

•

U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) that through the scheduled payment of principal and interest in accordance with their terms will provide money; or

•

a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

that, in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

•

in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

•

in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

•

in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

•	certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities that are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars, (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

Each indenture provides that no incorporator and no past, present or future stockholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of our debt securities, preferred stock, common stock, or any combination thereof. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the debt warrants upon a change in control or similar event; and

•	any additional terms of the debt warrants, including procedures and limitations relating to the exchange, exercise, and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity Warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to a holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

•	any additional terms of the warrants, including procedures and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent, or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our common stock, preferred stock or debt securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for our common stock, preferred stock or debt securities upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each stockholder;

•	the number and terms of our common stock, preferred stock or debt securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•

the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue units consisting of some or all of the securities described above, in any combination, including common stock, preferred stock, warrants and/or debt securities. The terms of these units will be set forth in a prospectus supplement. The description of the terms of these units in the related prospectus supplement will not be complete. You should refer to the applicable form of unit and unit agreement for complete information with respect to these units.

LEGAL MATTERS

Procopio, Cory, Hargreaves & Savitch LLP, San Diego, California, will issue an opinion about certain legal matters with respect to the securities. Any underwriters or agents will be advised about legal matters relating to any offering by their own counsel.

EXPERTS

The consolidated financial statements of One Stop Systems, Inc. as of December 31, 2018 and 2017, and for each of the years then ended, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Haskell & White LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$6,000,000

Senior Secured Convertible Promissory Notes

Shares of Common Stock Issuable Upon Conversion or Repayment of the Senior Secured Convertible Promissory Notes

PROSPECTUS SUPPLEMENT

The date of this prospectus supplement is April 24, 2020